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                                                                     Exhibit 5.9


                  [LETTERHEAD OF BODE, CALL & STROUPE, L.L.P.]






                                February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112

      RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.

Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by, among others, each of Asheville Open MRI, Inc., Cabarrus Diagnostic Imaging, Inc., Cape Fear Diagnostic Imaging, Inc., Carolina Imaging, Inc. of Fayetteville, Chapel Hill Diagnostic Imaging, Inc., Mecklenburg Diagnostic Imaging, Inc., formerly known as Mecklenburg Open MRI, Inc., Piedmont Imaging, Inc. and Triad Imaging, Inc., each a North Carolina corporation, and Coastal Imaging, LLC, Durham Diagnostic Imaging, LLC and Jacksonville Diagnostic Imaging, LLC, each a North Carolina limited liability company (together, the "North Carolina Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due
2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantors.

      We have acted as Special North Carolina counsel to the North Carolina Guarantors in connection with the above. This opinion letter is rendered to you pursuant to the North Carolina Guarantors' request.

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 2


      We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the North Carolina Guarantors.

      In our role as Special North Carolina counsel, we have not participated in the negotiation leading to the Registration Statement. Our role has been limited to a review of the various records, documents and instruments referred to herein and rendering the opinions set forth below. In connection with this opinion, we have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents and agreements, corporate documents, limited liability company documents and records of the North Carolina Guarantors, and certificates of public officials and have received such information from the respective officers/managers of the North Carolina Guarantors as we have deemed necessary or appropriate to enable us to express the opinions expressed below. We have also relied on the following documents, as to certain factual matters: two Manager's Certificates Pursuant to the Credit Agreement and the Purchase Agreement, dated August 15, 2002; the Officer's Certificate Pursuant to the Credit Agreement and the Purchase Agreement, dated August 15, 2002; the Secretary's Certificate Pursuant to the Credit Agreement and the Purchase Agreement, dated August 15, 2002; Jacksonville Diagnostic Imaging, LLC Unanimous Written Consent of the Sole Member and the Managers in Lieu of a Meeting dated as of October 1, 2002; Jacksonville Diagnostic Imaging, LLC Amendment to Articles of Organization dated as of October 9, 2002; Durham Diagnostic Imaging, LLC Unanimous Written Consent of the Sole Member and the Managers in Lieu of a Meeting dated as of October 1, 2002; Durham Diagnostic Imaging, LLC Amendment to Articles of Organization dated as of October 9, 2002; the First Supplemental Indenture, dated as of November 13, 2002; the MedQuest, Inc. Officer's Certificate Pursuant to Indenture, dated as of November 13, 2002; the opinion letter dated November 13, 2002 from O'Melveny & Meyers LLP to Wachovia Bank, National Association, regarding the First Supplemental Indenture; the Second Supplemental Indenture, dated as of December 20, 2002; the MedQuest, Inc. Officer's Certificate Pursuant to Indenture, dated as of December 20, 2002; the opinion letter dated December 20, 2002 from O'Melveny & Meyers LLP to Wachovia Bank, National Association, regarding the Second Supplemental Indenture; the Coastal Imaging, LLC Unanimous Written Consent of the Sole Member and the Managers in Lieu of a Meeting, dated as of January 3, 2003; the Coastal Imaging, LLC Amendment to Articles of Organization, dated as of January 8, 2003; Amendment No. 1, dated as of January 3, 2003 to the Limited Liability Company Operating Agreement of Coastal Imaging, LLC, dated February 25, 2000; the Officer's Certificate dated as of February 13, 2003; and the Manager's Certificate dated February 13, 2003.

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 3


      In acting as Special North Carolina counsel to the North Carolina Guarantors, we have examined the following documents (the "Opinion Documents"):

      1. The Indenture dated as of August 15, 2002, among MQ Associates, Inc. ("Holdings"), Wachovia Bank, National Association, as trustee ("Trustee"), the Company and the North Carolina Guarantors and the other subsidiary guarantors a party thereto, as supplemented November 12, 2002 and December 20, 2002 (the "Indenture").

      2. The Registration Rights Agreement dated as of August 15, 2002, by and among J.P. Morgan Securities Inc.("JP Morgan"), UBS Warburg LLC and Wachovia Securities, Inc. (collectively, the "Initial Purchasers"), the Company, the North Carolina Guarantors and the other guarantors listed in Schedule 1 thereto (the "Registration Rights Agreement").

      3. The Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399 of the Company.

                                   ASSUMPTIONS

      For the purposes of the opinions expressed below we have made the following assumptions:

      A. The Initial Purchasers are duly organized and in good standing under applicable state and federal law and all other applicable laws to which they are subject, they have the full power and authority to enter into the Opinion Documents upon the terms and with the security contemplated, and the Opinion Documents do not violate any lending or other law, rule or regulation by which the Initial Purchasers are bound. To the extent necessary, the Opinion Documents in the form presented to us have been duly authorized by all necessary corporate action on the part of the Initial Purchasers and have been or will be duly executed and delivered by the Initial Purchaser as applicable;

      B. All natural persons executing the Opinion Documents have legal capacity to do so; all signatures on all documents examined by us are genuine; and all documents submitted to us as originals are authentic; and all documents submitted to us as certified copies or photocopies conform to the original documents, which themselves are authentic;

      C. The Initial Purchasers have no knowledge or notice of any fraud in connection with the Opinion Documents or any fact which would constitute notice to them of any such fraud and the Initial Purchasers could prove that they are bona fide holders of the Opinion Documents for value and without notice of any fraud or inadequacy of consideration;

      D. The Opinion Documents reflect the entire agreement of the parties thereto and the parties have no actual knowledge to the contrary;

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 4


      E. The Initial Purchasers will enforce their rights under the Opinion Documents in circumstances and in a manner in which it is commercially reasonable to do so;

      F. All agreements and commitments of the parties are supported by adequate consideration or value, duly given and the parties have no actual knowledge to the contrary;

      G. We note that certain of the Opinion Documents are to be governed by the laws of the State of New York. For purposes of this opinion, we have assumed that the internal, substantive laws and judicial interpretations of the State of New York are identical to those of the State of North Carolina to the extent such internal, substantive laws and judicial interpretations pertain to our opinions contained herein concerning the Opinion Documents; and

      H. The New Notes, when executed and issued, shall be in a form substantially similar to Exhibit B to the Indenture.

                                 QUALIFICATIONS

      The opinions hereinafter expressed are subject to the following qualifications:

      A. The opinions expressed below are limited to matters of North Carolina law but we express no opinion as to the extent North Carolina law will govern the Opinion Documents or as to the enforceability of any choice of law provisions in the Opinion Documents. No opinion is expressed as to any of the Opinion Documents or as to any matter referenced in the Opinion Documents which is governed by the laws of any other state, the federal laws of the United States or as relates to any securities or tax laws or regulations (including North Carolina);

      B. The opinions expressed below are based solely on our examination of the Opinion Documents and the documents listed herein. We have not performed any investigation of any facts surrounding the execution of the Opinion Documents or examined any documents, agreements, certificates or reports other than the Opinion Documents and the documents referenced herein. No opinion is expressed with respect to any documents or obligations evidenced thereby and not specifically enumerated herein;

      C. Our opinions are limited to matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated;

      D. This opinion letter is furnished solely for the benefit of the addressees and the holders of the New Notes and their successors or assigns, and may not be relied upon by nor copies delivered to any other person or entity or in connection with any other transaction without our prior written consent;

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 5


      E. Provisions in the Opinion Documents providing for the payment of attorneys' fees by the North Carolina Guarantors are enforceable only to the extent authorized by North Carolina General Statutes Section 6-21.2;

      F. Certain rights, remedies and waivers contained in the Opinion Documents may be limited or rendered ineffective by applicable laws, judicial decisions or considerations of public policy governing such provisions. For purposes of this paragraph, the term "considerations of public policy" may include, but is not limited to, issues related to the waiver of procedural, substantive or constitutional rights or other legal or equitable rights, including, without limitation, the waiver of the right to a jury trial and the right of statutory or equitable redemption; the confession or consent to any judgment; the consent by the North Carolina Guarantors to the jurisdiction of any court; disclaimers or limitations of liabilities; discharges of defenses; the exercise of self-help or other remedies without judicial process; the waiver of accountings for rent or sale proceeds; and the election of remedies;

      G. We do not pass on the effectiveness of any provisions of the Opinion Documents which purport to grant the Initial Purchasers a power of attorney to act on behalf of the North Carolina Guarantors;

      H. We express no opinion with respect to any provisions in the Opinion Documents imposing penalties, forfeitures, or an increase in interest rate upon delinquency in payment or the occurrence of a default;

      I. We express no opinion with respect to the assignability or transferability of any of the North Carolina Guarantors' rights under permits, licenses or similar documents purported to be assigned by the Opinion Documents;

      J. No opinion is expressed as to the enforceability of provisions relating to (i) evidentiary standards, or (ii) contractual or legal standards by which the Opinion Documents are to be construed for or against any party thereto;

      K. Enforceability of the Guarantees may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance or injunctive relief, and (iii) general principals of commercial reasonableness and good faith to the extent required of Initial Purchasers by applicable law; and

      L. We do not express any opinion as to the enforceability of the Guarantees, to the extent that enforcement may be limited by the provisions of Chapter 26 of the North Carolina General

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 6


Statutes, and we express no opinion as to the effectiveness of any waiver by any North Carolina Guarantor of its rights under that Chapter.




                                     OPINION

      Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the North Carolina Guarantors will be the legally valid and binding obligations of the respective North Carolina Guarantors.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                    Very truly yours,



                                    BODE, CALL & STROUPE, L.L.P.

                                    /s/ BODE, CALL & STROUPE, L.L.P.